Exhibit (c)(4)

-Preliminary Working Draft— Project Apex Presentation to the Special Committee October 26, 2023 Privileged & Confidential | Prepared at the Request of Counsel

- Preliminary Working Draft -

Disclaimer

This presentation has been prepared by Centerview Partners LLC ("Centerview") for use solely by the Special Committee of the Board of Directors of Atlas *("Atlas" or the "Company")* in connection with its evaluation of a proposed transaction and for no other purpose. The information contained herein is based upon information supplied by or on behalf of Atlas and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by Atlas. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Atlas or any other entity, or concerning the solvency or fair value of Atlas or any other entity. With respect to financial forecasts, Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Atlas as to the future financial performance of Atlas, and at your direction Centerview has relied upon such forecasts, as provided by Atlas' management, with respect to Atlas. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials.

The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview's analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview's view of the actual value of Atlas.

These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Special Committee of the Board of Directors of Atlas (in its capacity as such) in its consideration of the proposed transaction, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of Atlas or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview.

CENTERVIEW PARTNERS 1

Privileged & Confidential | Prepared at the Request of Counsel

-Preliminary Working Draft— Special Committee “Roadmap Dashboard” Focus for Today’s Discussion 10/13 Discussion Topics 10/23 Discussion Topics Reach Negotiate Agreement with Teton with Teton Withdraws or Revises Proposal Becomes Unfriendly Reach Agreement Reach out to with Third Third Parties Party No Agreement with Third Parties Reach Explore Other Agreement for Strategic Strategic Transactions Transaction No Agreement for Strategic Reject all Transaction proposals / transactions and continue to execute on Atlas Management Plan 2 Privileged & Confidential | Prepared at the Request of Counsel

-Preliminary Working Draft— Executive Summary ï,§ On 10/6, Teton submitted a proposal (the “Initial Proposal”) to acquire for cash all common shares that it does not currently own for $9.00 per shareï,§ On 10/23, at the direction of the Special Committee, Centerview held a call with Teton to discuss the Initial Proposal – On the call, on behalf of the Special Committee, Centerview rejected the Initial Proposal – Later, on 10/23, Centerview provided the Atlas Management Plan to Teton and offered a call with the Atlas Management team to discuss ï,§ On 10/24, Teton submitted an updated non-binding indicative proposal (the “10/24 Situation Proposal”) to the Board of Directors for $9.35 per share Update – +4% increase vs. the Initial Proposal of $9.00 per share ï,§ On 10/25, Atlas Management held a call with to provide an overview of Atlas’ business and industry dynamicsï,§ Topics for today’s meeting are: – Review of Teton’s 10/24 Proposal – Review of discussion and potential next steps for engagement – Discussion of tactics and potential response to Teton  Next ï,§ Align on response to Teton’s 10/24 Proposal Stepsï,§ To discuss next steps for engagement with  3 Privileged & Confidential | Prepared at the Request of Counsel

-Preliminary Working Draft— Atlas Analysis at Various Prices Teton Proposals Current Initial 10/24 Share Price $5.14 $9.00 $9.35 $10.00 $11.00 $12.00 $13.00 Implied Premium to Current 75% 82% 95% 114% 133% 153% +60% premium vs. Atlas +72% premium vs. Atlas % Premium / (Discount) to: share price on 10/6/2023(2) share price on 10/24/2023(3) 30-Day VWAP $6.11 +47% +53% +64% +80% +96% +113% 90-Day VWAP 9.65 (7%) (3%) +4% +14% +24% +35% 52-Week High (12/05/22)(1) 19.72 (54%) (53%) (49%) (44%) (39%) (34%) 52-Week Low (10/25/23)(1) 5.14 +75% +82% +95% +114% +133% +153% Fully Diluted Shares Outstanding 137.4 138.6 138.8 139.1 139.5 139.9 140.2 Implied Equity Value $706 $1,247 $1,298 $1,391 $1,535 $1,679 $1,823 Plus: Debt & NCI 1,121 Less: Cash (9) Implied Enterprise Value ($mm) $1,818 $2,359 $2,409 $2,503 $2,647 $2,790 $2,934 Non-Teton Shares 39.2 40.4 40.6 40.9 41.4 41.7 42.0 Non-Teton Equity Value $202 $364 $380 $409 $455 $501 $546 Wall Street Implied EV / Adj. EBITDA Consensus ($mm) NTM $273 6.7x 8.6x 8.8x 9.2x 9.7x 10.2x 10.7x 2024E 276 6.6x 8.6x 8.7x 9.1x 9.6x 10.1x 10.6x Implied EV / Adj. EBITDA Atlas Mgmt. Plan ($mm) 2023E $270 6.7x 8.7x 8.9x 9.3x 9.8x 10.3x 10.9x NTM 273 6.7x 8.6x 8.8x 9.2x 9.7x 10.2x 10.8x 2024E 273 6.6x 8.6x 8.8x 9.2x 9.7x 10.2x 10.7x Implied EV / Adj. EBITDA—Normalized Bonus (Atlas Mgmt. Plan) 2023E $253 7.2x 9.3x 9.5x 9.9x 10.5x 11.0x 11.6x NTM 270 6.7x 8.7x 8.9x 9.3x 9.8x 10.3x 10.9x Source: Company filings, Atlas Management Plan shared on October 13, 2023, Wall Street research and FactSet as of October 25, 2023. Note: Dollars in millions, except per share figures. Based on latest publicly available information. Share count not reflective of any undisclosed share repurchases since repurchase program authorized on August 21, 2023.EBITDA reflects median of Wall Street research. (1) 52-week high and low based on highest closing price and lowest closing price. 4 (2) Reflects Atlas closing price as of October 6, 2023 (date of Teton Initial Proposal). (3) Reflects Atlas closing price as of October 24, 2023 (date of Teton 10/24 Proposal). Privileged & Confidential | Prepared at the Request of Counsel

-Preliminary Working Draft—As presented to the Special Committee on October 23, 2023 Atlas Trading Multiples Over Time EV / NTM Wall Street Consensus Adjusted EBITDA Multiple Since IPO(1) Average EV / Adjusted NTM EBITDA Multiple Since Q2’23 L6M L1Y L2Y Since IPO 20.0x Atlas 8.0x 9.9x 10.6x 11.2x 11.4x 18.0x Peer Median 9.2x 10.1x 10.4x 11.6x 12.2x S&P 500 12.9x 13.0x 12.5x 12.7x 13.0x 16.0x 15.9x 14.0x 14.5x 12.0x 12.6x 10.5x 10.0x 8.6x 8.0x 6.8x 6.0x 4.0x 2.0x 0.0x May-21 Jul-21 Oct-21 Dec-21 Mar-22 May-22 Jul-22 Oct-22 Dec-22 Mar-23 May-23 Jul-23 Oct-23 Atlas Peer Median(2) S&P 500 Source:FactSet as of October 17, 2023. Note: Estimates first available as of May 14, 2021. 5 (1) Analysis based on FactSet estimates only as of October 17, 2023. Privileged & Confidential | Prepared at the Request of Counsel (2) Peers include Steris, Sotera Health, Stericycle, Premier, Pediatrix Medical Group, and Healthcare Services Group.

-Preliminary Working Draft—As presented to the Special Committee on October 23, 2023 Atlas Illustrative Future Share Price Analysis Reflects Atlas Management Plan shared October 13, 2023 Future Share Price (Nominal) Future Share Price (Present Value) ~6.8x NTM Adj. EBITDA (Current Atlas Management Plan Multiple) 8.5x NTM Adj. EBITDA (~+1.5x vs. Current Atlas Management Plan Multiple) 10.0x NTM Adj. EBITDA (~+3.0x vs. Current Atlas Management Plan Multiple) CAGR $25 $25 $20 At 10.0x Discounted at cost of equity of 12.6% +37% $20 $20 $18 $16 At 8.5x $16 +30% $14 $15 $14 $15 $12 $12 $12 $12 At ~6.8x $12 $11 +21% $10 $9 $9 $10 $10 $12 $10 $10 $5 $8 $5 $7 $7 $7 $5 $5 $7 $6 – – Current YE’24 YE’25 YE’26 YE’27 Current YE’24 YE’25 YE’26 YE’27 Memo: Memo: NTM Adj. EBITDA ($mm) $298 $323 $349 $378 NTM Adj. EBITDA ($mm) $298 $323 $349 $378 Net Debt ($bn) $1.1 $1.0 $1.0 $0.9 Net Debt ($bn) $1.1 $1.0 $1.0 $0.9 Source:Atlas Management Plan shared on October 13, 2023. Note: Dollars in billions. Reflects valuation as of October 17, 2023. Analysis assumes latest share count, RSUs 6 and options held constant in projection period as of Q2 ’23. Debt, cash and non-controlling interest based on year-end balance per Atlas Management Plan. Privileged & Confidential | Prepared at the Request of Counsel

-Preliminary Working Draft— Atlas Illustrative Future Share Price Sensitivity Reflects Atlas Management Plan shared October 13, 2023 YE 2024 Future Share Price (Nominal) YE 2024 Future Share Price (Present Value) Management Plan + /—% Management Plan + /—% EV / NTM Adj. EBITDA (10.0%) – +10.0% EV / NTM Adj. EBITDA (10.0%) – +10.0% 6.8x $5 $7 $8 6.8x $5 $6 $7 8.5x 9 11 12 8.5x 8 9 11 10.0x 12 14 16 10.0x 10 12 14 NTM Adj. EBITDA ($mm) $268 $298 $328 YE 2025 Future Share Price (Nominal) YE 2025 Future Share Price (Present Value) Management Plan + /—% Management Plan + /—% EV / NTM Adj. EBITDA (10.0%) – +10.0% EV / NTM Adj. EBITDA (10.0%) – +10.0% 6.8x $7 $8 $10 6.8x $5 $7 $8 8.5x 10 12 14 8.5x 8 9 11 10.0x 13 16 18 10.0x 10 12 14 NTM Adj. EBITDA ($mm) $290 $323 $355 Source:Atlas Management Plan shared on October 13, 2023. Note: Dollars in millions, except per share amounts. Reflects valuation as of October 17, 2023. Analysis assumes latest share count, RSUs and options held constant in projection period as of Q2 ’23. Debt, cash and non-controlling interest based on year-end balance per Atlas Management Plan. 7 (1) Projected debt per Atlas Management Plan. Illustrative year end cash balances based on levered free cash flow Privileged & Confidential | Prepared at the Request of Counsel conversion per Atlas Management Plan shared on October 13, 2023.

-Preliminary Working Draft— Atlas Outlook: Today vs. August 2022 Reflects Atlas Management Plan shared on October 13, 2023 vs. Management Plan as of August 2022 August 2022 Today(1) â^† ‘24E ‘25E ‘24E ‘25E ‘24E ‘25E Revenue $1.4bn $1.5bn $1.2bn $1.3bn ($0.2bn) ($0.3bn) % Growth 11% 10% 3% 5% (832bps) (488bps) Adj. EBITDA $359mm $403mm $273mm $298mm ($86mm) ($106mm) % Growth 8% 12% 1% 9% (722bps) (341bps) Adj. EBITDA 26% 26% 23% 23% (307bps) (279bps) Margin L + 100 S + 300 Interest Rate ~(430bps) (~400bps) (~830bps) Levered $134mm $158mm $37mm $43mm ($97mm) ($115mm) Free Cash Flow Net Leverage 2.3x 1.7x 3.9x 3.4x +1.6x +1.8x NTM Multiple 10.7x (2) 6.8x (2) (3.9x) Prem. / (Disc.) vs. (2.1x) vs. Peer Median (1.8x) vs. Peer Median +0.2x vs. Peer Median Peers 8 (1) Reflects Atlas Management Plan shared on October 13, 2023. (2) Reflects EV / NTM Atlas Management Plan Adjusted EBITDA as of August 23, 2022 and October 17, 2023. Privileged & Confidential | Prepared at the Request of Counsel

-Preliminary Working Draft— Appendix Privileged & Confidential | Prepared at the Request of Counsel

-Preliminary Working Draft—As presented to the Highly preliminary; Special Committee on October 23, 2023 subject to further diligence Preliminary Discounted Cash Flow Analysis Reflects Atlas Management Plan shared October 13, 2023 Fiscal Year Ending December 31, Terminal ‘24E-‘28E 2H23E 2024E 2025E 2026E 2027E 2028E Year CAGR Revenue $589 $1,215 $1,280 $1,362 $1,450 $1,542 $1,641 6% % Growth 3%(2) 5% 6% 6% 6% Adj. EBITDA $133 $273 $298 $323 $349 $378 $410 8% (Less): D&A (89) (160) (157) (154) (151) (148) (Less): SBC (10) (21) (22) (23) (24) (25) (Less): Management & Other 2 (5) (5) (5) (6) (6) EBIT (Ex. SBC) $35 $87 $114 $141 $169 $200 (Less): Taxes (1) (10) (25) (33) (41) (49) (58) NOPAT $25 $62 $81 $100 $120 $142 Add: D&A 89 160 157 154 151 148 (Less): CapEx (41) (100) (101) (108) (111) (116) (Less): â^† NWC (2) (4) (20) (21) (24) (25) (Less): Other(3) (4) (0) (1) (1) (1) 2 UFCF $67 $117 $116 $124 $136 $150 (2) % Growth (13%) (1%) 7% 9% 11% Implied Enterprise Value ($bn) Implied Share Price Implied PGR NTM EBITDA Terminal Multiple NTM EBITDA Terminal Multiple NTM EBITDA Terminal Multiple WACC 7.00x 8.50x 10.00x 7.00x 8.50x 10.00x 7.00x 8.50x 10.00x 10.25% $2.2 $2.6 $2.9 $8.00 $10.50 $13.00 4.7% 5.7% 6.3% 10.88% 2.2 2.5 2.9 7.75 10.00 12.50 5.3% 6.3% 6.9% 11.50% 2.1 2.4 2.8 7.25 9.50 12.00 5.9% 6.8% 7.5% Source: Company filings and Atlas Management Plan shared on October 13, 2023. Note: Analysis assumes Atlas valuation date and balance sheet figures as of June 30, 2023. Dollars in millions, except for per share amounts. Share prices rounded to nearest $0.25. See appendix for tax impact analysis / treatment. (1) Tax rate of 29% per Atlas Management. 10 (2) Reflects full-year 2023-2024E growth. (3) Includes $0.5mm of acquisition spend in 2H23E. Privileged & Confidential | Prepared at the Request of Counsel

- Preliminary Working Draft -

As presented to the Special Committee on October 23, 2023

Premia in Selected Precedent Minority "Squeeze Out" Transactions

Selected Precedent Minority "Squeeze Out" Transactions[1]

Date	Target	Acquiror	% of Equity Owned	Implied Enterprise Value	Initial Bid Premium to Unaff. Price[2]	Initial Bid Premium to 30-Day VWAP[3]	Initial to Final Bid % Increase	Final Bid Premium to Unaff. Price[4]	Final Bid Premium to 30-Day VWAP[3]
Aug-23	SciPlay	Light & Wonder	83%	$2.5	29%	17%	15%	47%	34%
Dec-22	Weber	BDT Capital	72%	3.7	24%	(4%)	29%	60%	24%
Jun-22	Convey Health	TPG Capital	75%	1.1	66%	46%	17%	143%	99%
Nov-20	Urovant Sciences	Sumitovant Bio	72%	0.7	55%	46%	30%	96%	92%
Aug-20	Akcea Thera.	Ionis Pharma	76%	1.5	42%	33%	13%	59%	56%
Aug-20	Hudson	Dufry AG	57%	1.1	24%	12%	23%	50%	64%
Feb-20	AVX	KYOCERA	72%	2.9	30%	26%	12%	45%	40%
Jun-18	Foundation Medicine	Roche	57%	5.3	30%	49%	3%	29%	47%
Nov-16	Synutra	Investor Group	64%	0.8	54%	26%	2%	58%	29%
Sep-16	Federal-Mogul	Icahn	82%	2.1	41%	61%	43%	101%	130%
Mar-16	Crown Media	Hallmark	90%	4.4	2%	13%	0%	2%[5]	13%
Sep-13	Cornerstone Thera.	Chiesi Farmaceutici	58%	0.3	22%	20%	45%	78%	74%
Mar-13	Sauer-Danfoss	Danfoss	76%	2.6	24%	24%	19%	49%	48%
25th Percentile			**64%**		**24%**	**17%**	**12%**	**47%**	**34%**
Median			**72%**		**30%**	**26%**	**17%**	**58%**	**48%**
75th Percentile			**76%**		**42%**	**46%**	**29%**	**78%**	**74%**

Source: Company filings and FactSet as of October 17, 2023.
Note: Dollars in billions.
(1) All cash, minority "squeeze out" transactions with U.S. targets and over $100mm in equity consideration over the last ~10 years with offers from only single acquiror. Excludes transactions in real-estate, energy, financial institutions and oil and gas industries (n=13).
(2) Reflects unaffected date of first bid.
(3) Reflects 30 trading days.
(4) Reflects unaffected date of transaction announcement.
(5) On June 24, 2013, Crown Media filed an amendment to its Schedule 13D disclosing it was evaluating a "short-form merger to eliminate the minority stockholders". Final price reflects 151% premium to share price on June 24, 2013.

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Privileged & Confidential | Prepared at the Request of Counsel

- Preliminary Working Draft -

As presented to the Special Committee on October 23, 2023

Timing in Selected Precedent Minority "Squeeze Out" Transactions

Timing in Selected Precedent Minority "Squeeze Out" Transactions[(1)]

Date	Target	Acquiror	# of Bids	Days Between: Initial & Final Bid	Days Between: Initial Bid & Signing	Days Between: Signing & Closing	Days Between: Initial Bid & Closing
Aug-23	SciPlay	Light & Wonder	5	78	82	n.a.	n.a.
Dec-22	Weber	BDT Capital	5	36	48	72	120
Jun-22	Convey Health	TPG Capital	3	42	47	109	156
Nov-20	Urovant Sciences	Sumitovant Bio	5	4	6	137	143
Aug-20	Akcea Thera.	Ionis Pharma	4	9	11	43	54
Aug-20	Hudson	Dufry AG	3	40	44	103	147
Feb-20	AVX	KYOCERA	4	62	86	38	124
Jun-18	Foundation Medicine	Roche	4	3	3	43	46
Nov-16	Synutra	Investor Group	2	239	308	180	488
Sep-16	Federal-Mogul	Icahn	4	309	191	139	330
Mar-16	Crown Media	Hallmark	1	–	54	–	54
Sep-13	Cornerstone Thera.	Chiesi Farmaceutici	5	205	209	141	350
Mar-13	Sauer-Danfoss	Danfoss	5	85	93	42	135
25th Percentile			**3**	**9**	**44**	**43**	**104**
Median			**4**	**42**	**54**	**88**	**139**
75th Percentile			**5**	**85**	**93**	**138**	**200**

Source: Company filings and FactSet as of October 17, 2023.
(1) All cash, minority "squeeze out" transactions with U.S. targets and over $100mm in equity consideration over the last ~10 years with offers from only single acquiror. Excludes transactions in real-estate, energy, financial institutions and oil and gas industries (n=13).

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Privileged & Confidential | Prepared at the Request of Counsel